Exhibit 10.2

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Second Amendment

to the

Hard Disk Drive Supply Agreement

This AMENDMENT to the Hard Disk Supply Agreement dated November 6, 1998 is entered into and made effective as of May 1, 2000 (the “Effective Date”) by and between Quantum Corporation (“Quantum”), a Delaware corporation having a place of business at 500 McCarthy Boulevard, Milpitas, CA 95052-8062 and TiVo, Inc. (“TiVo”), a Delaware corporation having an office at 2160 Gold Street, Alviso, CA 95002 (each of Quantum and TiVo, a “Party”; together, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into that certain Hard Disk Supply Agreement dated November 6, 1998, for the purchase and integration of Quantum Hard Disk Drives by TiVo into TiVo Center or TiVo Center-compatible Product (the “Current Agreement”);

WHEREAS, the Parties now wish to enter into an agreement (the “Agreement”) to further modify and extend and the Current Agreement for an additional period of time pursuant to those certain terms and conditions set forth herein below; and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties agree to the following:

Article 1

Construction and Definition

Section 1.0    Construction.

(a)    In the event of any conflict or inconsistency between the terms and conditions to this Agreement and the terms and conditions to the Current Agreement, the terms and conditions to this Agreement will prevail and govern. This Agreement may be executed in one or more counterparts, each of which shall be deemed as an original but all of which together shall constitute one and the same instrument.

(b)    As used herein, all terms used but not otherwise defined in this Agreement have the meanings given to them in the Current Agreement. All other terms and conditions of the Current Agreement not revised by this Agreement will remain in full force and effect.

Article 2

Term and Termination

Section 2.1    Term.    This Amendment shall commence upon the date of expiration of the Current Agreement and shall continue in full force and effect for a term of two (2) years (such period, the “Term”), unless earlier terminated in accordance with the express provisions of the Agreement. Following the expiration of the initial Term, the Agreement shall automatically be extended for additional one (1) year terms, unless earlier terminated.

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Section 2.2    Termination for Convenience.    Upon prior written notice of at least ninety (90) days, this Amendment may be terminated by either Party for convenience at any time following Quantum’s shipment of [*] Hard Disk Drives to TiVo and its third-party technology licensees (hereinafter the “TiVo Licensees”) hereunder.

Article 3

Hard Disk Drive Pricing

Section 3.1    Pricing.    The price to TiVo and TiVo Licensees for Hard Disk Drives ordered hereunder (“OEM Price”) shall be determined as set forth in Paragraphs C-E of Exhibit E of the Current Agreement and shall remain in effect for the duration of the applicable [*]. In the event TiVo defaults in the performance of any of its material obligations hereunder, Quantum may have the right, in addition to any other remedies it may have, to discontinue the sale of Hard Disk Drives hereunder without further obligation.

Section 3.2    Calculation of Rebate.    The full per-drive rebate amount (the “Full Rebate”) available to TiVo hereunder shall be calculated by [*]. At the end of each [*], TiVo and TiVo Licensees shall report to Quantum [*].

Section 3.3    Payment of Rebate.    At the end of any [*] for which the requirements for a Full Rebate, [*] have been met, Quantum will pay to TiVo the Full Rebate, [*] as applicable, [*] collectively, during that [*].

Section 3.4    Good Standing.    Quantum shall have the right to discontinue payment of any Full Rebate, [*] if (i) TiVo or a TiVo Licensee is not current on any monies owed to Quantum or (ii) TiVo is in breach of any material term of the Agreement.

Section 3.5    Information Reporting; Auditing.    Within [*] of the last day of each [*], TiVo shall deliver to Quantum a detailed written report, certified as accurate by an officer of TiVo, describing [*] prepared by TiVo and TiVo Licensees. Either party shall, [*] have the right to audit the other party to confirm compliance with its obligations under the Agreement via a mutually agreeable third party, subject to reasonable notice and confidentiality requirements.

Article 4

Trademark Licenses

Section 4.1    TiVo Usage of Quantum Trademark.    In addition to other permitted uses set forth in the Current Agreement, TiVo shall affix the Quantum Trademark to [*]. The Quantum Trademark will not be required to be placed on any consumer focused marketing materials.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Article 5

Promotional Activities

Section 5.1    Quantum Promotion.    For so long as TiVo and TiVo Licensees are purchasing Hard Disk Drives from Quantum and receiving either a Full Rebate, [*] from Quantum, Quantum agrees to reference TiVo in every place appropriate in Quantum’s Consumer Electronic Business Unit (“CEBU”) promotional material. CEBU agrees to incorporate the TiVo Center and the TiVo Service within its activities associated with consumer electronics industry trade shows that it attends.

Section 5.2    [*].

Section 5.3    PR References.    Each Party shall use commercially reasonable efforts to assist the other Party in connection with its public relations as set forth in the Current Agreement.

Section 5.4    Review of Marketing Communication.    Each Party shall be notified of and have the opportunity to review and approve the use of its respective Trademark and/or name in the other Party’s marketing communications. No Party shall unreasonably withhold its approval of any reasonable request for use in such marketing communications.

Article 6

TiVo Obligations

Section 6.1    Share Intention.    TiVo expects that the [*] that allows [*] will not be [*] until [*]. TiVo expects that until [*] will be close to [*].

Section 6.2    [*].

Section 6.3    Resale Restriction.    TiVo certifies that it is purchasing Hard Disk Drives under this Agreement as an original equipment manufacturer (“OEM”), and all Quantum Hard Disk Drives shall be sold as an embedded component of the TiVo Center or a TiVo Center-Compatible Product. TiVo and TiVo Licensees shall not resell or lease any Hard Disk Drives in any other manner, including but not limited to in unembedded or unenhanced form for distribution or sale, without Quantum’s prior written consent.

Section 6.4    Business Reporting for TiVo Service.    Upon reasonable request by Quantum, TiVo shall provide to Quantum a written report containing the following information: [*]. Such information would be considered TiVo Confidential.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

QUANTUM CORPORATION		TIVO, INC.

By:	/s/ Gerard Shenkkan	By:	/s/ Ta Wei Chien

Name:	Gerard Shenkkan	Name:	Ta Wei Chien

Title:	Vice President/General Manager	Title:	SVP, Engineering & Operations

Date:	6/16/00	Date:	6/16/00

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